Exhibit 99.1

NEW ORIENTAL ENERGY & CHEMICAL CORP.

RECEIVES NOTICE FROM NASDAQ

NEW YORK, NY—November 25, 2009 -- New Oriental Energy & Chemical Corp. (NasdaqGM:NOEC) (the “Company”), a China-based specialty chemical and emerging coal-based alternative fuel manufacturer, reported today that it received notification from the NASDAQ Listings Qualification Department that the Company’s stockholders’ equity of $7,214,000, as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 that it filed with the Securities and Exchange Commission, does not comply with the minimum stockholders’ equity requirement of $10,000,000 for continued listing on The NASDAQ Global Market pursuant to NASDAQ Listing Rule 5450(b)(1)(A). As a result, the Listing Qualifications Staff is reviewing the Company’s eligibility for continued listing on The NASDAQ Global Market.

The Company has until December 4, 2009 to provide to the Listing Qualifications Staff a definitive plan to achieve and sustain compliance with NASDAQ Global Market listing requirements.  If the plan is accepted, NASDAQ may grant the Company an extension of up to 105 calendar days to regain compliance.  If the Listing Qualifications Staff determines that the Company has not presented an adequate plan, the Staff will provide written notice to the Company that its common stock will be delisted from The NASDAQ Global Market. In such event, the Company may appeal the Staff’s decisions to a NASDAQ Listing Qualifications Panel. Alternatively, the Company could apply to transfer its listing from The NASDAQ Global Market to The NASDAQ Capital Market, if it meets all requirements for continued listing on that market.

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp., listed on the NASDAQ Global Market (NasdaqGM:NOEC), is an emerging coal-based alternative fuels and specialty chemical manufacturer based in Henan Province, in the PRC. The Company's core products are Urea and other coal-based chemicals primarily utilized as fertilizers. Future growth is anticipated from its focus on expanding production of coal-based alternative fuels, in particular, methanol, as an additive to gasoline and dimethyl ether (DME), which has been a cheaper, more environmentally friendly alternative to LPG for home heating and cooking, and diesel fuel for cars and buses. All of the Company's sales are made through a network of distribution partners in the PRC. Additional information on the Company is available on its website at www.neworientalenergy.com.

Safe Harbor Statement

This press release may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contacts:

     Li Donglai
     Chief Financial Officer
     New Oriental Energy & Chemical Corp.
     Xicheng Industrial Zone of Luoshan, Xinyang
     Henan Province, The People's Republic of China
     Tel: (011-86) 139-3764-6299

     Ken Donenfeld
     DGI Investor Relations
     donfgroup@aol.com
     kdonenfeld@dgiir.com
     Ph: (212) 425-5700
     Fax: (646) 381-9727